Exhibit 10.1

AMENDED AND RESTATED
SECURITIES PURCHASE AGREEMENT

This Agreement (the “Agreement”) is entered into as of February 18, 2025 by and among David Elliot Lazar, whose address is 30B, Tower 200 The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama. 07196 (“Seller”), Cao, Yu, whose address is set forth on Schedule B (“Cao”), Hu Bin, whose address is set forth on Schedule B (“Hu Bin”), Youxin Consulting Limited, whose address is set forth on Schedule B (“YCL” and, together with Cao and Hu Bin, each a “Purchaser” and, collectively, the “Purchasers”), and Minim, Inc., a Delaware corporation (“Minim”). Seller, Purchasers and Minim may be referred to herein as the “Parties” and each of them separately as a “Party”. This Agreement amends, restates and supersedes in its entirety that certain Securities Purchase Agreement, dated as of November 12, 2024, by and among the Seller and the Purchasers.

WHEREAS, Seller, a director and officer of Minim, is the holder of (i) 2,305,357 shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock”) of Minim, and (ii) a warrant to purchase up to an additional 2,800,000 shares of common stock, par value $0.01 per share (“Common Stock”), with an exercise price equal to $1.00 per share, subject to adjustment therein (the “Warrant”);

WHEREAS, Minim owes Seller certain amounts set forth on Schedule A (the “Lazar Receivables”);

WHEREAS, the Purchasers wish to purchase, and the Seller wishes to sell, 2,219,447 of the shares of the Preferred Stock and the Warrant (the “Securities”), as well as the Lazar Receivables, pursuant to this Agreement; and

WHEREAS, Minim and the Purchasers are parties to that certain Securities Purchase Agreement, dated as of November 12, 2024 (as amended as of the date hereof and as may be further amended, the “Minim SPA”).

NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, the Parties agree as follows:

1. Agreement to Purchase and Sell.

(a) Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, conveys, and delivers to Purchasers, and Purchasers hereby purchase, assume and accept all of Seller’s right, title and interest in and to the Lazar Receivables and the Securities, in the individual amounts set forth opposite the name of each Purchaser on Schedule C hereto, for the aggregate purchase price of $500,000 (the “Purchase Price”).

(b) The Parties acknowledge and agree that the Purchasers previously paid to Seller $200,000 of the Purchase Price, as an advance. The remaining $300,000 (the “Remaining Amount”) shall be paid by Purchasers to Minim, at the direction and on behalf of Seller, which shall be deemed a contribution to Minim by Seller, to be used to pay certain expenses, in exchange for 1,200,000 newly issued shares of Common Stock to be issued to Seller(the “Newly Issued Lazar Stock”).

2. Closing; Deliveries.

(a) The closing contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.

(b) At the Closing, Purchasers shall pay the Remaining Amount to Minim, at the direction and on behalf of Seller, by wire transfer of immediately available funds to an account designated by Minim prior to the Closing.

(c) At the Closing, Seller shall deliver to each Purchaser (i) its respective Securities in book entry form, free and clear of any liens or other restrictions whatsoever (other than those set forth in this Agreement, arising under any written agreement of which a Purchaser is a party or arising under state or federal securities laws), in the name of such Purchaser (or its nominee in accordance with its delivery instructions) or to a custodian designated by a Purchaser, as applicable, and (ii) a copy of the records of Minim’s transfer agent showing each Purchaser as the owner of its respective Securities on and as of the Closing Date.

(d) At the Closing, Minim shall issue Seller the Newly Issued Lazar Stock in book entry form.

(e) At the Closing, Seller shall provide evidence satisfactory to Purchasers that each consulting or other agreement between Minim and each of Matthew McMurdo and ABZ Law Office have been terminated.

(f) At the Closing, Seller and Minim shall provide a unanimous written consent of the Board of Directors of Minim authorizing the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and concluding that the consideration to Minim set forth herein for the Conversion Increase is sufficient and that the Conversion Increase and the other transactions contemplated herein are in the best interest of all of Minim’s stockholders.

(g) At the Closing, Seller shall provide evidence satisfactory to Purchasers that each of Avraham Ben-Tzvi, Andrew Papanicolau, Matthew McMurdo, Patrick Rivard, and David Natan has resigned as a director of Minim.

(h) At the Closing, Seller shall provide evidence satisfactory to Purchasers that the Board of Directors of Minim has approved decreasing the size of the Board of Directors to three (3) directors.

(i) At the Closing, the Parties shall execute and deliver such additional documents and take such additional actions as the Parties reasonably may deem necessary in order to consummate the transactions contemplated by this Agreement.

3. Earn-Out.

(a) As further consideration for the Securities, in the event that (i) Seller has used best efforts to obtain a decision from the Securities and Exchange Commission (“SEC”) that Nasdaq must hold a hearing to consider the merits of Minim’s appeal from being delisted from Nasdaq, (ii) Minim achieves a Nasdaq Listing (as defined below) on or before December 31, 2025 (such date of achievement being the “Listing Date”) and (iii) Seller has continued to provide services to Minim in furtherance of achieving a Nasdaq Listing from the Closing Date through the Listing Date (collectively, the “Earnout Milestones”), then Purchasers shall pay to Seller, pro rata based on their percentages on Schedule B hereto, the Earnout Payment (as defined below), and Minim shall issue the Earnout Shares (as defined below).

(b) “Earnout Payment” shall mean an amount equal to (i) $3,400,000, minus (ii) $800,000 (the “Indemnity Escrow Amount”), minus (iii) the aggregate amount of any liabilities, obligations or other commitments incurred by Minim on or after the Closing Date that are not pre-approved in writing by Purchasers. “Earnout Shares” shall mean a number of newly issued shares of Common Stock equal to 3% of the then outstanding shares of Common Stock on the Listing Date.

(c) “Nasdaq Listing” means that both (i) Minim’s Common Stock is listed on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or any successors to any of the foregoing (“Trading Market”), and (ii) Minim has satisfied all applicable initial and continuing listing requirements of Minim’s Trading Market, including, but not limited to, compliance with the minimum stockholders’ equity requirement pursuant to Nasdaq Listing Rule 5550(b)(1), and has not received any written notice from Minim’s Trading Market that it has failed, or would reasonably be expected to fail to meet, Minim’s Trading Market’s listing requirements for any reason where such notice has not been subsequently withdrawn by Minim’s Trading Market or the underlying failure appropriately remedied or satisfied.

(d) In the event that all of the Earnout Milestones have been satisfied, then, within thirty (30) days of the Listing Date, (X) Purchasers shall, pro rata based on their percentages on Schedule B hereto: (i) pay the Earnout Payment to Seller by wire transfers to an account designated in writing by Seller; and (ii) deposit the Indemnity Escrow Amount with Citibank, N.A. or another escrow agent mutually agreed by the Parties (the “Escrow Agent”) in accordance with the Escrow Agreement (as defined in Section 10); and (Y) Minim shall issue Seller the Earnout Shares.

(e) Purchasers shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 3 the amount of any Losses to which any Purchaser Indemnified Party may be entitled under Section 8 of this Agreement.

(f) The Parties understand and agree that (i) the contingent rights to receive the Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in any Purchaser or Minim, (ii) Seller shall not have any rights as a securityholder of any Purchaser or Minim a result of Seller’s contingent right to receive the Earnout Payment hereunder, and (iii) no interest is payable with respect to the Earnout Payment.

4. Representations and Warranties of Seller. As an inducement to Purchasers to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Purchasers, as of the date hereof and as of the Closing, as follows:

(a) The representations and warranties set forth in Section III.1 of the Minim SPA are incorporated herein by reference, provided, that, Seller shall only be liable for Losses (as defined in Section 8) in accordance with Section 8 resulting directly or indirectly from any inaccuracy, misrepresentation, breach or nonfulfillment of any such representation or warranty (i) that relates to the period beginning on or after February 18, 2025, or (ii) (A) that relates to the period prior to February 18, 2025 and (B) Seller had knowledge of such inaccuracy, misrepresentation, breach or nonfulfillment.

(b) Authority. Seller has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller.

(c) Ownership.

(i) Seller is the sole record and beneficial owner of the Securities and the Lazar Receivables, has good and marketable title to the Securities and the Lazar Receivables, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver the Securities and the Lazar Receivables to Purchaser in accordance with this Agreement. “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(ii) Upon Closing, Purchasers will receive good and marketable title to the Securities and the Lazar Receivables, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Securities or the Lazar Receivables which are currently in effect and required to be fulfilled.

(d) Valid Issuance. The Securities are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights. The Lazar receivables have arisen from bona fide transactions involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice.

(e) No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Seller is a party or by which Seller is bound, or to which the Securities are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Seller or the Securities.

(f) No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person or entity is required for the consummation by the Seller of any of the transactions on its part contemplated under this Agreement.

(g) No Other Interest. Neither Seller nor any of his affiliates has any interest, direct or indirect, in any shares of capital stock or other equity of Minim, other than the Preferred Stock, the Warrant, and 1,481,980 shares of Common Stock.

(h) Litigation. There are no actions, suits, proceedings, judgments, claims or investigations pending or, other than as set forth on Schedule 4(h) to this Agreement, threatened, by or against the Seller or affecting the Seller or the Securities, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Seller has no defaults on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default.

(i) Full Disclosure. No representation or warranty of the Seller in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the Securities, the Lazar Receivables or Minim that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Securities, the Lazar Receivables or Minim that has not been set forth in this Agreement.

(j) Affiliate Status. The Seller is an “affiliate,” as defined in Rule 144(a), promulgated under Section 4(a)(1) of the Securities Act of 1933.

(k) Employees, Directors and Officers. Minim and the Seller have not entered into any employment or independent contractor agreements with any individuals or entities, or any option agreements or warrants, grants or promises for the issuance of securities of Minim, except as otherwise set forth in Schedule 4(k).

(l) Transaction Bonuses. Except as set forth on Schedule 4(l), Minim and the Seller have not entered into any written or oral agreement that contains any severance obligations, retention bonuses, “stay” bonuses, change in control bonuses, transaction bonuses, transaction commissions, incentive payments, sale bonuses, phantom equity payments or similar payments or arrangements that will accelerate, vest or otherwise become due as a result of and in connection with the consummation of the transactions contemplated by this Agreement or the Minim SPA.

(m) Intentionally Omitted.

(n) Capitalization. The capitalization of Minim on a pro forma basis immediately following Closing is as set forth on Schedule 4(n), which Schedule 4(n) also includes the number of shares of Common Stock owned beneficially, and of record, by affiliates of Minim as of the date hereof. Attached to Schedule 4(n) is a true and correct copy of Minim’s stock ledger of its Series A Convertible Preferred Stock. Except as set forth on Schedule 4(n):

(i) Minim has not issued any capital stock since filing its Form 10-Q for the period ending November 19, 2024. No individual or entity has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.

(ii) Other than the Warrant, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any individual or entity any right to subscribe for or acquire, any shares of Common Stock or any securities which would entitle the holder thereof to acquire at any time Common Stock, or contracts, commitments, understandings or arrangements by which Minim is or may become bound to issue additional shares of Common Stock or any securities which would entitle the holder thereof to acquire at any time Common Stock.

(iii) The issuance and sale of the Securities will not obligate Minim to issue shares of Common Stock or other securities to any individual or entity (other than the Purchasers or the Newly Issued Lazar Stock).

(iv) There are no outstanding securities or instruments of Minim with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by Minim.

(v) There are no outstanding securities or instruments of Minim that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Minim is or may become bound to redeem a security of Minim.

(vi) Minim does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(vii) All of the outstanding shares of capital stock of Minim are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

(o) Director Fees. All amounts due and owing to each director on the Board of Directors of Minim has been paid in full.

4A. Representations and Warranties of Minim. As an inducement to Purchasers to enter into this Agreement and to consummate the transactions contemplated herein, Minim represents and warrants to Purchasers, as of the date hereof and as of the Closing, as follows:

(a) The representations and warranties set forth in Section III.1 of the Minim SPA are incorporated herein by reference, mutuatis mutandis.

(b) Capitalization. The representations and warranties set forth in Section 4(n) above are incorporated herein by reference.

5. Representations and Warranties of Purchasers. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, each Purchaser, severally and not jointly, represents and warrants to Seller as follows:

(a) Authority. Each Purchaser has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his, her or its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of each Purchaser, enforceable against such Purchaser in accordance with the terms hereof.

(b) No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by Purchasers of any of the transactions on their part contemplated under this Agreement.

(c) No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which any Purchaser is a party or by which he, she or it is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to each Purchaser.

(d) Potential Loss of Investment. Each Purchaser understands that an investment in the Securities is a speculative investment which involves a high degree of risk and the potential loss of its entire investment.

(e) No Advertising. At no time was any Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(f) Investment Experience. Each Purchaser (either by herself, himself or itself, or with her, his or its advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of its business and financial experience to protect her, his or its own interests in connection with the transactions described in this Agreement, and (iii) able to afford the entire loss of its investment in the Securities.

(g) Investment Purposes. Each Purchaser is acquiring the restricted Securities for his, her or its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the amount of restricted Securities each Purchaser is acquiring herein. Further, no Purchaser has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Securities each Purchaser is acquiring.

6. Conversion Increase.

(a) Promptly following Closing, Minim shall take all actions reasonably necessary to amend Minim’s certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) to increase the Stated Value of the Preferred Stock (as such term is defined in the Certificate of Incorporation) from $1.40 to $2.75 (the “Conversion Increase”) in consideration for the cancelation of the Warrant and the forgiveness of the Lazar Receivables. In furtherance of the foregoing, Minim shall take all actions reasonably necessary to obtain all requisite corporate approvals necessary to effectuate the Conversion Increase, including obtaining a written consent by holders of a majority of the issued and outstanding Common Stock of Minim, filing an information statement with respect thereof, and providing any other notice required under its Certificate of Incorporation or applicable law (the “Required Approval”).

(b) Once Required Approval has been obtained, (i) Minim shall promptly file a certificate of amendment to its Certificate of Incorporation reflecting the Conversion Increase, and (ii) as consideration for the Conversion Increase, the Purchasers agree that the Warrant shall be automatically cancelled and the Lazar Receivables shall be automatically forgiven, without further action by any Party.

7. Power of Attorney. Seller hereby appoints YCL as his attorney in fact and proxy with full power of substitution and resubstitution, and grants YCL the power to vote and exercise all voting and related rights with respect. 2,656,980 shares of Common Stock of Minim and 85,910 shares of Preferred Stock of Minim (and any and all securities issued or issuable in respect thereof), for and in the name, place and stead of Seller, at YCL’s sole discretion, at any annual, special or other meeting of the stockholders of Minim, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, with respect to any matter that may be submitted for a vote of stockholders of the Minim. Such appointment will be irrevocable until such time as the Conversion Increase has occurred and is coupled with an interest, including for purposes of Section 212 of the DGCL.

8. Indemnification.

(a) Indemnification. Seller shall indemnify and hold harmless each Purchaser and their respective agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties of Seller in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, as limited by the knowledge qualifier(s) applicable thereto, (b) any failure by Seller to perform or comply with any agreement, covenant or obligation in this Agreement, (c) the Conversion Increase, and (d) any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, known or unknown, matured or unmatured which are incurred by Minim prior to Closing or otherwise relate to the period prior to Closing. The representations, warranties, covenants of Seller, and each Purchaser’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Purchaser or by reason of the fact that any Purchaser knew or should have known that any such representation or warranty is, was or might be inaccurate.

(b) Survival. All representations, warranties, covenants and agreements of the Parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

(c) Third Party Claims. If any action shall be brought against any Purchaser in respect of which indemnity may be sought pursuant to this Agreement (a “Third Party Claim”), such Purchaser shall promptly notify Seller in writing (a “Claims Notice”), and the Seller shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser. Any Purchaser shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser except to the extent that (i) the employment thereof has been specifically authorized by the Seller in writing, (ii) the Seller has failed within ten (10) days after the Claims Notice to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Seller and the position of such Purchaser, in which case the Seller shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Seller will not be liable to any Purchaser under this Agreement (y) for any settlement by a Purchaser effected without the Seller’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement. The indemnification required by this Section 8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser against the Seller or others and any liabilities the Seller may be subject to pursuant to law.

(d) Direct Claims. Any claim by a Purchaser on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by such Purchaser providing a Claims Notice to the Seller. The Seller shall have ten (10) days after its receipt of such notice to respond in writing to such Direct Claim. The If the Seller does not so respond within such ten (10) day period, the Seller shall be deemed to have rejected such claim, in which case the applicable Purchaser shall be free to pursue such remedies as may be available to such Purchaser on the terms and subject to the provisions of this Agreement.

(e) Once a Loss is agreed to by the Seller or finally adjudicated to be payable pursuant to this Section 8, the Seller shall satisfy its obligations within two (2) business days of such agreement or adjudication by wire transfer of immediately available funds and/or, if applicable, by delivering a joint written instruction to the Escrow Agent in accordance with Section 8(f). The Parties agree that should the Seller not make full payment of any such obligations within such two (2) business day period, any amount payable shall accrue interest from and including the date of agreement of the Seller or final adjudication of such Loss up to and including the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounding at the end of each calendar month.

(f) Any Losses payable to a Purchaser pursuant to this Section 8 shall be satisfied (i) from the Indemnity Escrow Amount (if any) and (ii) to the extent the amount of Losses exceeds the amounts available to a Purchaser in the Indemnity Escrow Amount, from the Seller. Purchasers and the Seller agree to execute and deliver to the Escrow Agent, within two (2) business days of the date a Loss is agreed to or finally adjudicated to be payable pursuant to this Section 8, joint written instructions directing the release of Indemnity Escrow Amount in accordance with such agreement or final adjudication.

(g) In the event that the Earnout Payment is paid and the Indemnity Escrow Amount is deposited with the Escrow Agent as set forth in Section 3, then the following shall apply:

(i) on the six (6) month anniversary of the Listing Date (the “First Indemnity Escrow Release Date”), Purchasers and the Seller shall deliver to the Escrow Agent joint written instructions directing the release of 50% of the Indemnity Escrow Amount (to the extent not utilized to pay a Purchaser for any Loss or otherwise released pursuant to the Escrow Agreement) to the Seller (such amount, the “Released Amount”), except that, in the event there are claims for indemnification under this Section 8 asserted but not resolved (“Unresolved Claims”) prior to the First Indemnity Escrow Release Date that exceed the remainder of the Indemnity Escrow Amount, the Escrow Agent shall retain a portion of the Released Amount so that the escrow account retains an amount of the Released Amount to satisfy all Unresolved Claims.

(ii) on the twelve (12) month anniversary of the Listing Date (the “Second Indemnity Escrow Release Date”), Purchasers and the Seller shall deliver to the Escrow Agent joint written instructions directing the release of the reminder of the Indemnity Escrow Amount (to the extent not utilized to pay a Purchaser for any Loss or otherwise released pursuant to the Escrow Agreement) to the Seller, except that the Escrow Agent shall retain in the escrow account an amount equal to any Unresolved Claims asserted prior to the Second Indemnity Escrow Release Date.

(iii) The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay a Purchaser for any such Losses resolved in favor of a Purchaser) upon their resolution in accordance with this Section 8 and the terms of the Escrow Agreement.

9. Termination of Seller Agreement. Seller and Minim agree that the Employment Agreement, dated as of February 20, 2024, as amended by that certain Addendum to Employment Agreement, dated February 20, 2024, between Minim and Seller, dated September 1, 2024 (the “Consulting Agreement”), is hereby terminated, is of no further force or effect, and the rights, and the rights and obligations of each of the parties thereunder is terminated, including, without limitation, the right of Seller to receive any amount due and owing thereunder.

10. General Release. As of the Closing Date, Seller, on behalf of himself, his spouse or domestic partner, if any, his affiliates, and, if applicable, his heirs, successors, beneficiaries and assigns and others who may claim through him, hereby releases, waives, and promises never to assert any claims or causes of action, whether or not now known, against Minim, the Purchasers or any of their respective predecessors, successors, or past or present subsidiaries, parents, officers, directors, stockholders, agents, partners, members, managers, employees, assigns, attorneys and advisors and any affiliates thereof (the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing (collectively, “Claims”), which Seller can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that exist as of Closing or may thereafter accrue (other than with respect to an inaccuracy in or breach, violation or nonobservance of the representations, warranties, covenants or other agreements made by such Parties under this Agreement) including any Claims with respect to Seller’s employment, director and officer positions with Minim, the valuation of the Securities, the transactions contemplated by this Agreement or the Minim SPA; provided, however, that the release set forth in this Section 10 will not apply to a claim by Seller against a Purchaser for breach of this Agreement. Each of the Released Parties is an express third-party beneficiary of this Section 10, with the right to enforce the terms hereof.

11. Escrow Agreement. On or before the Listing Date, if applicable, the Parties shall negotiate an escrow agreement with the Escrow Agent for purposes of opening a new escrow account to hold the Indemnity Escrow Amount, on terms reasonably satisfactory to the Parties (the “Escrow Agreement”).

12. Miscellaneous.

(a) Certain Expenses. Purchasers shall be responsible for Minim’s expenses related to the preparation and filing of Minim’s 2024 Form 10-K and its 2025 annual meeting of its stockholders.

(b) Filing of Schedule 14F. Minim shall, as promptly as practicable after the Closing Date, file a Schedule 14F with the SEC disclosing the relevant details of the two individuals to be elected to the Board to fill vacancies left by the resignations of the directors listed in Section 2(g) of this Agreement.

(c) Further Assurances. From time to time, whether at or following the Closing, each Party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(d) Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the Parties as indicated above or on Schedule B hereto, and (d) if by email, on the day the email is sent. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(e) Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the Parties agree to submit to the jurisdiction of the federal or state courts located in the City of New York, Borough of Manhattan in any actions or proceedings arising out of or relating to this Agreement. Each of the Parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such Party as set forth in Section 12(d) above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

(f) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the Parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the Parties which is not expressly embodied in this Agreement.

(g) Assignment. Each Party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other Party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such Party.

(h) Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties.

(i) Waivers. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

(j) Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l) Interpretation. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s). The Parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SELLER:

/s/ David Elliot Lazar
David Elliot Lazar

MINIM:

MINIM, INC.

By:	/s/ David Lazar
	Name:	David Lazar
	Title:	CEO and Chairman

PURCHASERS:

/s/ Cao Yu
Cao Yu

/s/ Hu Bin
Hu Bin

Youxin Consulting Limited

/s/ Li Wai Chung
By:	Li Wai Chung
Title:	Authorized Signatory

SCHEDULE A

LAZAR RECEIVABLES

1.	Legal fees payable to Olshan Frome Wolosky LLP through Closing Date.

2.	Legal fees payable to Gulko Schwed Law in the aggregate approximate amount of $18,594.90.

3.	Accrued Salary and Consulting Fees payable to David Lazar, Matthew McMurdo, and ABZ Law Office in the aggregate amount equal to $113,825.

4.	Severance payable to David Lazar, Matthew McMurdo, and ABZ Law Office in the aggregate amount equal to $1,238,113.

Sch. A-1

SCHEDULE B

PURCHASE PRICE; CONTRIBUTION

Name and Address	Pro Rata Portion	Allocation of Paid Purchase Price (Advance)	Allocation of Remaining Purchase Price (Remaining Amount)
Cao, Yu Room 802, Building 47, Rongcheng Garden, Xiangcheng District Suzhou City, Jiangsu Province, China 215100 E-mail: 517213365@qq.com	50.91%	$101,820	$152,730
Hu Bin Sudetenstraße 62, 89233 Neu-Ulm Germany E-mail: bin1970cn@gmail.com	38.18%	$76,360	$114,540
Youxin Consulting Limited Room 2404, World- Wide House, 19 Des Voeux Road Central Hong Kong E-mail: m18621030111@163.com	10.91%	$21,820	$32,730
Total:	100%	$200,000	$300,000

Sch. B-1

SCHEDULE C

SECURITIES

Name and Address	Pro Rata Portion	# of Shares of Preferred Stock
Cao, Yu Room 802, Building 47, Rongcheng Garden, Xiangcheng District Suzhou City, Jiangsu Province, China 215100 E-mail: 517213365@qq.com	50.91%	1,129,920
Hu Bin Sudetenstraße 62, 89233 Neu-Ulm Germany E-mail: bin1970cn@gmail.com	38.18%	847,385
Youxin Consulting Limited Room 2404, World- Wide House, 19 Des Voeux Road Central Hong Kong E-mail: m18621030111@163.com	10.91%	242,142
Total:	100%	2,219,447

Sch. C-1

DISCLOSURE SCHEDULE

This Disclosure Schedule (this “Disclosure Schedule”) is being furnished by David Lazar (“Seller”) to the Purchasers in connection with the execution and delivery of that certain Amended and Restated Securities Purchase Agreement, dated of even date herewith, by and among the Seller, the Purchasers and Minim, Inc., a Delaware corporation (as may be amended, amended and restated and otherwise modified from time to time, the “Purchase Agreement”). Unless the context otherwise requires, all capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Purchase Agreement.

The disclosures set forth in any section or subsection of this Disclosure Schedule are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in the Purchase Agreement. The disclosures in any section or subsection of this Disclosure Schedule shall qualify any and all other sections and subsections in the Purchase Agreement to the extent it is reasonable that such disclosure would be applicable to such other sections and subsections.

All references in this Disclosure Schedule to the enforceability of contracts with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the Seller, on the one hand, and the Purchasers, on the other hand, and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party by any person who is not a party to the Purchase Agreement, or give rise to any claim or benefit to any person who is not a party to the Purchase Agreement. The disclosure of any allegation, threat, notice or other communication shall not be deemed to include disclosure of the truth of the matter communicated. In addition, the disclosure of any matter in this Disclosure Schedule is not to be deemed an admission that such matter actually constitutes non-compliance with, or violation of, applicable law, any material permit, any contract or other topic to which such disclosure is applicable. Where a contract or other document is referenced, summarized or described in this Disclosure Schedule, such reference, summary or description does not purport to be a complete statement of the terms or conditions of such contract or other document and such reference, summary or description is qualified in its entirety by the specific terms and conditions of such contract or other document and shall be deemed to include references to such contract or other document’s exhibits, amendments and schedules (including statement of works and orders), in each case, to the extent made available to the Seller in accordance with the Purchase Agreement. In disclosing the items disclosed in this Disclosure Schedule, the Seller expressly does not waive any attorney-client privilege associated with any such items or any protection afforded by the work-product doctrine with respect to any such items.

The information contained in this Disclosure Schedule is current as of the date of the Purchase Agreement.

Sch. C-2

Schedule 4(h)

The Seller is involved in an active lawsuit with Nasdaq. Complete details of this suit have been disclosed to all parties to this Agreement.

Although no claim has been threatened or discussed, Minim had a contract with Worcester Polytechnical Institute which was never implemented. The value of the agreement was $350,000. Minim believes that no work was done on this contract and therefore has no liability. No lawsuit has been filed or threatened. WPI value was $298,936, with Seller paying $224,202. $74,734 remains unpaid.

Pursuant to the demand letter, dated August 6, 2024, Yihucha Technology Co. Ltd. (“Yihucha”) threatened to commence litigation against Seller by August 9, 2024 if Seller did not return $500,000 paid to Seller as a deposit to purchase the Securities pursuant to the terms set forth in that certain Securities Purchase Agreement, dated July 22, 2024, by and between Seller and Yihucha. To date, no litigation has commenced by either Seller or Yihucha and Yihucha has waived all claims against Seller.

Sch. C-3

Schedule 4(k)

Employment Agreements with David Lazar and Matt McMurdo were converted to independent consulting contracts in October 2024. Avraham Ben-Tzvi also has an independent consulting contract. These contracts provide for severance payments equal to the value remaining on the three (3) year term starting in January 2024. These severance payments have been waived.

Minim has an independent contractor agreement with DS Feller Company, LLC. There is no severance clause in this agreement.

Minim’s Directors accrue board fees pursuant to written agreements at the rate of $12,500 per quarter.

The Seller is not aware of any other commitments Minim has with contractors and/or employees.

Sch. C-4

Schedule 4(l)

David Lazar (waived).

Sch. C-5

Schedule 4(n)

Capitalization

Sch. C-6

MINIM, INC.

Series A Convertible Preferred Shareholders

Name/Address	Shares	Issued
David Lazar 30B, Tower 200 The Towers Winston Churchill San Francisco, Paitilla Panama City 07196 Panama	2,000,000	January 23, 2024
David Lazar 30B, Tower 200 The Towers Winston Churchill San Francisco, Paitilla Panama City 07196 Panama	305,357	Sept 24, 2024

Sch. C-7